Exhibit 1


                                    AGREEMENT


The undersigned each agree that the Schedule 13D being filed in connection with their respective ownership of Common Stock in Allied First Bancorp, Inc. on or about June 2, 2003, is being filed by the undersigned as a group.


CONFIRMED AND AGREED TO:


/s/ Kenneth L. Bertrand                              /s/ Pamela J. Bertrand
-----------------------                              ----------------------
Kenneth L. Bertrand                                  Pamela J. Bertrand
Date: June 2, 2003                                   Date: June 2, 2003